Exhibit 10.2
AMENDMENT TO THE
OXFORD INDUSTRIES, INC.
LONG-TERM STOCK INCENTIVE PLAN
April 2, 2007
          WHEREAS, Oxford Industries, Inc. (the “Company”) adopted the Oxford Industries, Inc. Long-Term Stock Incentive Plan (as amended, supplemented and restated as of October 10, 2006, the “Plan”);
          WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan; and
     WHEREAS, the Company desires to amend the Plan, as of the date first set forth above, to specify that the Committee shall make or provide for certain adjustments in Shares covered by outstanding Awards and/or certain other adjustments that are equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from an equity restructuring (as contemplated pursuant to the Code and the regulations promulgated thereunder).
     NOW, THEREFORE, Section 10 of the Plan shall be, and it hereby is, amended and restated to read in its entirety as follows:

“Adjustments. The Committee shall make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Shares and Restricted Share Units granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, or partial or complete liquidation or other distribution of assets (other than a normal cash dividend), or (z) any other event which would constitute an equity restructuring (as contemplated pursuant to the Code and the regulations promulgated thereunder). Without limiting the foregoing, the Committee may make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Shares and Restricted Share Units granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any combination or exchange of Shares, (y) any issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in the number of Shares specified in Section 3 of this Plan as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 10.”

Except as specifically amended herein, the terms of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed as of the date first set forth above.

OXFORD INDUSTRIES, INC.
By	/s/ Thomas C. Chubb III
	Name:	Thomas C. Chubb III
	Title:	Executive Vice President